Exhibit 99.1

Middleburg Financial Corporation Announces Third Quarter 2005 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

                ceo@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

coo@middleburgbank.com

Kate J. Chappell, SVP & CFO

540-687-4816 or

cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (October 21, 2005) – Middleburg Financial Corporation (NASDAQ – MBRG) reported an increase in net income of 38.7% or $672,000 from $1.7 million for the quarter ended June 30, 2005 to $2.4 million for the quarter ended September 30, 2005. Consolidated assets grew by 4.1% or $28.8 million from $694.5 million at June 30, 2005 to $723.3 million at September 30, 2005.  Net loans increased $31.1 million from $461.8 million at June 30, 2005 to $492.9 million at September 30, 2005.  Increased funding costs continue to negatively impact the net interest margin, bringing it to 4.05% for the quarter ended September 30, 2005 from 4.16% for the quarter ended June 30, 2005.  However, continued cost savings and increased mortgage operations income during the third quarter have helped to improve both the Company’s returns on average assets and average equity and its efficiency ratio. Return on average assets was 1.27% for the quarter ended September 30, 2005 compared to 1.02% for the quarter ended June 30, 2005.  Return on average equity was 16.92% for the quarter ended September 30, 2005 compared to 13.13% for the quarter ended June 30, 2005. The Company’s efficiency ratio was 60.12% for the quarter ended September 30, 2005 and 61.45% for the quarter ended June 30, 2005. See the “Financial Summary” table at the end of this press release for a discussion of the calculation of the efficiency ratio, which is not a measurement under accounting principles generally accepted in the United States.

Total asset growth for the nine months ended September 30, 2005 was 19.3% or $117.2 million leading to total consolidated assets of $723.3 million at September 30, 2005.  Total loan growth for the nine months ended September 30, 2005 was 42.7% or $147.5 million.  Net income for the nine months ended September 30, 2005 was $5.6 million, or $1.42 per diluted share. This is unchanged from the nine months ended September 30, 2004. The return on average assets and return on average equity were 1.11% and 14.07%, respectively, for the nine months ended September 30, 2005.

Joseph L. Boling, Chairman and CEO stated, “We are pleased that the work we have done in product development, asset liability management and cost review has positively impacted our earnings.  When coupled with solid loan growth, these efforts are aiding in our returning to high performance standards.”

When compared to the nine months ended September 30, 2004, the component of diluted earnings per share due to core operations for the nine months ended September 30, 2005 decreased by 1.2% or $0.01.  This decrease resulted from increased funding costs, an increase in the provision for loan losses due to the large amount of loan growth experienced and expenses related to increased staffing. When comparing the nine months ended September 30, 2004 to the nine months ended September 30, 2005, the component of diluted earnings per share due to mortgage banking decreased by $0.02 and was attributed to narrowed margins.

The components of net income per diluted share are summarized below:

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Core Operations	$ 0.47	$ 0.45	$ 1.18	$ 1.19
Mortgage Banking Operations	0.12	0.07	0.22	0.24
Security Gains (Losses)	0.05	(0.02)	0.04	0.01
Amortization Expenses	(0.02)	(0.02)	(0.02)	(0.02)
Net Income Per Diluted Share	$ 0.62	$ 0.48	$ 1.42	$ 1.42

With the October 2005 opening of its Warrenton financial service center, the Company continues efforts to implement its new business model.  Under the new model, all of the Company’s financial services are available at a single branch, known as a financial service center location.  The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to serve clients. The Company has experienced increases in non interest expenses related to the development of the financial service centers. The increases result from higher occupancy related expenses associated with constructing and capitalizing a larger service facility as well as additional salary costs, as discussed below. For the nine months ended September 30, 2005, the impact on earnings of these construction, depreciation and salary expenses have been slightly offset by the Company’s loan growth and the improved level of non interest income, as also discussed below.

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.27% for the nine months ended September 30, 2004 to 4.16% for the nine months ended September 30, 2005. The decline in the net interest margin was mostly attributed to the Company’s increased reliance on wholesale funding. The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Because a portion of interest income earned by the Company is nontaxable, the tax equivalent net interest income is considered in the calculation of this ratio.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income and subtracting total interest expense. The tax rate utilized in calculating the tax benefit for each of the nine months ended September 30, 2005 and 2004 was 34%. The reconciliation of tax equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States, to net interest income is reflected after the “Financial Summary” table at the end of this press release. The Company’s annualized net interest income on a tax equivalent basis increased $4.0 million from $21.0 million for the nine months ended September 30, 2004 to $25.0 million for the nine months ended

September 30, 2005. Total average earning assets increased $112.1 million from September 30, 2004 to September 30, 2005.

Net interest income increased 19.7% from $15.1 million for the nine months ended September 30, 2004 to $18.1 million for the same period in 2005.  Interest income increased 33.6% while interest expense increased 82.3% when comparing the nine months ended September 30, 2005 to the same period in 2004. In particular, interest income from loans increased $7.2 million or 53.7% when comparing the nine months ended September 30, 2005 to the same period in 2004.  The majority of the loan interest income increase was attributed to the increased volume of the loan portfolio.  Approximately $102.1 million, or 20.5%, of the loan portfolio at September 30, 2005 was tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $255,000 in additional annual interest income for that portion of the loan portfolio. Interest income from the investment portfolio decreased approximately $609,000 from the nine months ended September 30, 2004 to $5.5 million for the same period in 2005.  The average balance of the investment portfolio has decreased 12.1% over the same periods.

The Company’s interest rate profile remains liability sensitive in the near term and asset sensitive beyond a 12 month period. As anticipated, the degree of near term liability sensitivity has been affected by the addition of more fixed rate assets over the past quarter. Accordingly, a risk of reduced net interest income in the near term exists for a rise in interest rates, especially with the current flat yield curve shape.  Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, the Company expects net interest income to trend downward slightly throughout the next 12 months as mortgage-related assets extend and short-term funding costs rise more quickly than asset yields. The expected decrease to net interest income could be approximately 3.14% or $834,000 in a 12 month period of rising rates of 200 basis points.

Non Interest Income

Non interest income increased 8.4% to $6.9 million for the nine months ended September 30, 2005 from $6.4 million for the same period in 2004.

Equity in earnings from affiliate, which reflects the 40% ownership interest in Southern Trust Mortgage Company, LLC (STM), decreased 9.5% or $138,000 from $1.4 million for the nine months ended September 30, 2004 to $1.3 million for the same period in 2005.  STM closed $801.2 million in loans the first nine months of 2005 with 63.0% of its production attributable to purchase money financings.  For the same period in 2004, STM had closed $749.9 million in loans with 66.4% of its production attributable to purchase money financings.  In February 2005, STM experienced a loan charge off which resulted in an approximate decrease in income of $56,000 for the Company.   STM has recently added more lending officers in order to increase its production efforts.  Additionally, with their cost savings efforts still in place, STM continues to monitor the profitability of each of its offices in order to assess whether additional facility closings are warranted.

Service charges, which include both deposit fees and certain loan fees, increased $267,000 or 18.6% to $1.7 million for the nine months September 30, 2005, compared to $1.4 million for the same period in 2004. A considerable amount of the increase is related to service charges on deposits.  In particular, overdraft service charges and ATM and Visa check card fees have increased approximately $125,000 for the nine months ended September 30, 2005 when compared to the same period in 2004.  Gilkison Patterson Investment Advisors, Inc. (GPIA), a wholly owned registered investment advisor, experienced relatively no change in advisory fees when comparing the nine months ended September 30, 2005 to the same period in 2004. GPIA’s total fees were $1.6 million for each of the nine month periods ended September 30, 2005 and 2004. At September 30, 2005, GPIA managed approximately $603.7 million in assets. At September 30, 2004, GPIA managed approximately $566.2 million in assets.  Fiduciary fees earned by Tredegar Trust Company, a wholly owned trust subsidiary, increased 15.1% to $1.4 million for the nine months ended September 30, 2005, compared to $1.2 million for the same period in 2004. Assets under administration at Tredegar increased by $82.7 million or 21.0% from $393.2 million at September 30, 2004 to $475.9 million at September 30, 2005.  Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.   Investment sales fees decreased 5.2% to $513,000 for the nine months ended September 30, 2005, compared to $541,000 for the same period in 2004.

Income earned from the Bank’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $354,000 to total other income for the nine months ended September 30, 2005.  The Company purchased $6.0 million of BOLI in the third quarter of 2004 and another $4.8 million in the fourth quarter of 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of its supplemental retirement plans.

The components of non interest income are presented in the table below:

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004
Fees from Deposits and Loans	$ 623	$ 487	$ 1,702	$ 1,435
Fiduciary Fees	454	385	1,350	1,173
Investment Advisory Fees	528	525	1,552	1,610
Investment Sales Fees	148	197	513	541
Equity in Earnings from Affiliate	704	568	1,309	1,447
Other Income	171	73	463	148
Non Interest Income	$ 2,628	$ 2,235	$ 6,889	$ 6,354

Non Interest Expense

Non interest expense increased $2.9 million or 21.8% to $16.0 million for the nine months ended September 30, 2005, compared to $13.1 million for the same period in 2004.  Additions to staff to support business development and retail branching have contributed to the increase in salaries and employee benefits. The Company employed approximately 14 more full time equivalent employees at September 30, 2005 than it did at September 30, 2004.  Several experienced commercial lenders were hired to support business development efforts related to the Reston financial service center, which opened in November 2004, and the Warrenton financial service center, which opened in October 2005, as well a loan production office in the Virginia Beach area. Additionally, various retail staff positions were added to the Company’s payroll in efforts to prepare for openings of the new facilities.  Recently, the Company reevaluated its expansion plans and has decided to close its Virginia Beach loan production office in November 2005.   For the nine month period ended September 30, 2005, non interest expense related to the Reston financial service center was $673,000.  Non interest expense related to the preparation of the Warrenton financial service center was $448,000 for the nine months ended September 30, 2005.  Commissions paid on fiduciary and investment sales fees increased 4.7% to $269,000 for the nine months ended September 30, 2005 from $257,000 for the same period in 2004.  Net occupancy and equipment expense increased by $415,000 or 24.9% to $2.1 million for the nine months ended September 30, 2005 compared to $1.7 million for the same period in 2004. In addition to the increased occupancy costs related to the Company’s new locations, the renovation and expansion of the Purcellville branch contributed nearly $59,000 to the increase due to additional depreciation and construction related costs related to that project. The renovation nearly doubled the size of the facility and has allowed the Company to execute its business model within the facility.  Other operating expenses increased 18.8% or $650,000 to $4.1 million for the nine months ended September 30, 2005 from $3.5 million for the same period in 2004. The increase was primarily the result of increases in accounting/audit fees, bank franchise taxes, computer expenses, and loan processing expense, all resulting from the Company’s growth.  The increases in these categories of expenses from the nine months ended September 30, 2004 to the same period in 2005 were $71,000, $55,000, $103,000, and $92,000, respectively.

The components of non interest expense are presented in the table below:

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004

Salaries and Employee Benefits	$ 3,151	$ 2,586	$ 9,241	$ 7,517
Sales Commissions	79	92	269	257
Net Occupancy and Equipment	706	564	2,083	1,668
Advertising	140	60	301	243
Other Operating Expenses	1,484	1,181	4,101	3,451
Non Interest Expense	$ 5,560	$ 4,483	$ 15,995	$ 13,136

Total Consolidated Assets

Total assets increased 26.0% to $723.3 million at September 30, 2005 from $573.8 million at September 30, 2004.   Total loans, net of allowance for loan losses, increased 59.5% or $183.8 million to $492.9 million at September 30, 2005 from $309.1 million at September 30, 2004.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio.  Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced.  Non-performing loans decreased to $92,000 or less than 0.1% of total loans outstanding at September 30, 2005.  The loan loss provision was $1.5 million for the nine months ended September 30, 2005.  The allowance for loan losses was $4.9 million or 0.98% of total loans outstanding at September 30, 2005.  Net charge offs were $6,000 for the nine months ended September 30, 2005, compared to net recoveries of $41,000 for the nine months ended September 30, 2004. Based upon internal analysis by the Company’s credit administration department, which factors, among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at 0.98% of total loans outstanding.  The Company enjoys a long standing history of solid credit quality and continues to enjoy a strong growth market in which to operate.

The investment portfolio decreased $25.2 million or 13.8% to $157.6 million at September 30, 2005 compared to $182.8 million at September 30, 2004.  The net unrealized gain in market value of the investment securities portfolio has decreased approximately $2.5 million from September 30, 2004 to September 30, 2005. During 2004, management elected to utilize cash received from principal pay downs, maturities and calls to fund loan growth rather than re-invest into the investment portfolio.  This strategy has decreased the size of  investment portfolio.   In anticipation of rising interest rates, the Company has also held to an investment strategy that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years.  This strategy has impacted the Company’s earnings by decreasing the overall yield, but management believes the overall shorter duration is more desirable in the current interest rate environment. At September 30, 2005, the tax equivalent yield on the investment portfolio was 4.91%.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased 27.7% to $521.1 million at September 30, 2005 from $408.2 million at September 30, 2004.  Total retail deposits, which excludes brokered deposits, increased 24.3% from $408.2 million at September 30, 2004 to $507.2 million at September 30, 2005. Three new deposit products were developed and marketed during the second and third quarters of 2005.  The products are high yielding NOW, savings and money market accounts and were designed both to meet the consumer’s demand for higher interest rates and to allow the Company to remain competitive with other financial institutions operating within the Company’s market area. Currently, the Company deems the products to be successful in their goals and positively contributing to needed deposit growth.  At September 30, 2005, the new products had a collective balance of $66.8 million and had a weighted average cost of 3.25%.

During the second quarter of 2005, the Company issued $39.0 million in brokered certificates of deposit.  At September 30, 2005, $13.9 million of the brokered certificates remained outstanding.  These brokered certificates of deposits contributed 12.3% to the 27.7% increase in total deposits at September 30, 2005.  The Company had no brokered deposits at September 30, 2004.  Approximately $14.0 million were issued in April 2005 with maturities ranging from three to five years while the $9.7 million issued during May 2005 and the $15.2 million during June 2005 had three month maturities.

Securities sold under agreements to repurchase with commercial checking account clients totaled $40.2 million at September 30, 2005. Federal Home Loan Bank advances and overnight borrowings increased $36.0 million or 69.1% to $88.1 million at September 30, 2005 from $52.1 million at September 30, 2004.  The increased FHLB borrowings were utilized to subsidize the nearly $184.0 million in net loan growth experienced during the period from September 30, 2004 to September 30, 2005.

Equity

Stockholders’ equity increased 4.8% from $51.1 million at September 30, 2004 to $53.6 million at September 30, 2005.   The book value of the Company at September 30, 2005 was $14.09 per common share.  Total common shares outstanding were 3,806,053 at September 30, 2005.

On September 28, 2005, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of  October 5, 2005 and paid on October 21, 2005.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended			For the Nine Months Ended
share data)	September 30,			September 30,
			%			%
	2005	2004	Change	2005	2004	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 7,793	$ 4,704	65.7%	$ 20,471	$ 13,318	53.7%
Interest Income - Investment & Other	1,759	1,985	-11.4%	5,526	6,135	-9.9%
Interest Expense - Deposits	1,942	748	159.6%	4,298	2,191	96.2%
Interest Expense - Other Borrowings	1,258	735	71.2%	3,617	2,150	68.2%
Net Interest Income	$ 6,352	$ 5,206	22.0%	$ 18,082	$ 15,112	19.7%
Provision for Loan Losses	316	289	9.3%	1,457	508	186.8%
Net Interest Income After Provision
for Loan Losses	$ 6,036	$ 4,917	22.8%	$ 16,625	$ 14,604	13.8%
Non-Interest Income	2,628	2,235	17.6%	6,889	6,354	8.4%
Net Securities Gains (Losses)	273	9	2933.3%	252	88	186.4%
Non-Interest Expense	5,560	4,483	24.0%	15,995	13,136	21.8%
Income Before Taxes	$ 3,377	$ 2,678	26.1%	$ 7,771	$ 7,910	-1.8%
Income Taxes	968	786	23.2%	2,216	2,342	-5.4%
Net Income	$ 2,409	$ 1,892	27.3%	$ 5,555	$ 5,568	-0.2%
PER SHARE DATA
Net Income - Basic	$ 0.63	$ 0.50	26.0%	$ 1.46	$ 1.46	0.0%
Net Income - Diluted	$ 0.62	$ 0.48	29.2%	$ 1.42	$ 1.42	0.0%
Cash Dividends	$ 0.19	$ 0.19	0.0%	$ 0.57	$ 0.57	0.0%
Book Value				$ 14.09	$ 13.43
Common Shares Outstanding	3,806,053	3,803,727		3,806,053	3,803,727
Average Shares Outstanding, Basic	3,803,960	3,803,671		3,802,082	3,803,438
Average Shares Outstanding, Diluted	3,907,561	3,914,127		3,906,146	3,918,859
PROFITABILITY RATIOS
Return on Average Assets	1.27%	1.40%		1.11%	1.38%
Return on Average Equity	16.92%	14.99%		14.07%	15.17%
Net Interest Margin (tax equivalent basis(1))	4.05%	4.28%		4.16%	4.27%
Efficiency Ratio (2)	60.12%	58.59%		62.05%	59.38%
Dividend Payout	30.16%	38.00%		39.04%	39.04%
CAPITAL RATIOS
Leverage Ratio				8.93%	10.38%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				11.42%	15.69%
Total Capital Ratio				12.31%	16.74%
Equity to Assets				7.41%	8.90%
Tangible Equity to Tangible Assets				6.77%	8.05%
Loans to Deposits				95.53%	76.48%
ASSET QUALITY
Non-Performing Loans				$ 92	$ 336	-72.6%
Loans Past Due 90 Days or More				1	3	-66.7%
Allowance for Loan Losses				4,870	3,154	54.4%
Net (recoveries) Charge-Offs	10	42		6	(41)	-114.6%
Non-Performing Loans to Loans				0.02%	0.11%	-81.8%
Allowance for Loan Losses to Loans				0.98%	1.01%	-3.0%
Net (recoveries) Charge-Offs to Average Loans	0.00%	0.01%		0.00%	-0.01%	-100.0%
Allowance for Loan Losses to
Non-Performing Loans				5323.15%	938.69%	467.1%

AVERAGE BALANCES
Investment Securities Portfolio	$ 161,151	$ 183,152	-12.0%	$ 167,508	$ 190,640	-12.1%
Loans	481,304	295,329	63.0%	427,065	279,109	53.0%
Earning Assets	642,455	499,592	28.6%	601,393	489,256	22.9%
Assets	709,826	548,750	29.4%	665,088	536,016	24.1%
Deposits	523,258	383,021	36.6%	476,554	377,769	26.1%
Stockholders' Equity	53,189	50,146	6.1%	52,287	48,877	7.0%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				157,612	182,822	-13.8%
Loans, net of allowance for loan losses				492,900	309,120	59.5%
Earning Assets				650,703	517,410	25.8%
Assets				723,300	573,830	26.0%
Deposits				521,077	408,174	27.7%
Stockholders' Equity				53,570	51,086	4.9%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. For the quarters ended September 30, 2005 and 2004, net interest income on a tax equivalent basis was $6.6 million and $5.4 million, respectively.  For the nine months ended September 30, 2005 and 2004, net interest income on a tax equivalent basis was $18.7 million and $15.8 million, respectively.   See the table below for a reconciliation of net interest income to tax equivalent net interest income.

(2)

The efficiency ratio is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. For the quarters ended September 30, 2005 and 2004, tax equivalent net interest income was $6.6 million and $5.4 million, respectively.  For the nine months ended September 30, 2005 and 2004, tax equivalent net interest income was $18.7 million and $15.8 million, respectively. See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended September 30, 2005 and 2004, was $2.6 million and $2.2 million, respectively.  Total non interest income, excluding gains and losses on the investment portfolio, for the nine months ended September 30, 2005 and 2004, was $6.9 million and $6.4 million, respectively.

Reconciliation of Net Interest Income to

 Tax Equivalent Net Interest Income

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004
GAAP measures:
Interest Income - Loans	$ 7,793	$ 4,704	$ 20,471	$ 13,318
Interest Income - Investments & Other	1,759	1,985	5,526	6,135
Interest Expense - Deposits	1,942	748	4,298	2,191
Interest Expense - Other Borrowings	1,258	735	3,617	2,150
Total Net Interest Income	$ 6,352	$ 5,206	$ 18,082	$ 15,112
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 1	$ 2	$ 8	$ 6
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	202	208	612	646
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	2	3	4	8
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 205	$ 213	$ 624	$ 660

Total Tax Equivalent Net Interest Income	$ 6,557	$ 5,419	$ 18,706	$ 15,772